Exhibit 99.1

FOR MORE INFORMATION, CONTACT:
Terry Huch
Senior Director, Investor Relations &
Corporate Communications
Terra Nitrogen Company, L.P.	847/405-2515
A CF Industries Company	thuch@cfindustries.com

Terra Nitrogen Company, L.P. Declares Cash Distribution

DEERFIELD, IL (April 28, 2010)—Terra Nitrogen Company, L.P. (TNCLP) (NYSE: TNH) today declared a cash distribution for the quarter ended March 31, 2010, of $1.25 per common limited partnership unit payable May 27, 2010, to holders of record as of May 10, 2010.

Cash distributions depend on TNCLP’s earnings, which can be affected by nitrogen selling prices, natural gas costs, seasonal demand factors, production levels and weather, as well as cash requirements for working capital needs and capital expenditures. Cash distributions per limited partnership unit also vary based on increasing amounts allocable to the General Partner when cumulative distributions exceed targeted levels. With this distribution, TNCLP cumulative distributions exceed targeted levels.

TNCLP will report full first quarter 2010 results on May 6, 2010.

About TNCLP

Terra Nitrogen Company, L.P. is a leading manufacturer of nitrogen fertilizer products.

TNCLP Distributions

This release serves a qualified notice to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.

Forward-Looking Statements

Certain statements in this communication may constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon assumptions as to future events that may not prove to be accurate. Actual outcomes and results may differ materially from what is expressed or forecasted in these forward-looking statements. As a result, these statements speak only as of the date they were made and TNCLP undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as otherwise required by law.

Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” and similar expressions are used to identify these forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These risks, uncertainties and assumptions include, among others:

•                  changes in financial and capital markets,

•                  general economic conditions within the agricultural industry,

TERRA NITROGEN COMPANY, L.P.  •  4 PARKWAY NORTH  •  SUITE 400  •  DEERFIELD, IL 60015

WWW.CFINDUSTRIES.COM  •  847/405-2515  •  NYSE TICKER: TNH

•                  competitive factors and price changes (principally, sales prices of nitrogen products and natural gas costs),

•                  changes in product mix,

•                  changes in the seasonality of demand patterns,

•                  changes in weather conditions,

•                  changes in environmental and other government regulations,

•                  changes in agricultural regulations and

•                  changes in the securities trading markets.

Additional information as to these factors can be found in TNCLP’s 2009 10-K in the sections entitled “Business,” “Risk Factors,” “Legal Proceedings,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in the Notes to the consolidated financial statements.

# # #

Terra Nitrogen Company, L.P. news announcements are also available on CF Industries’ Web site, www.cfindustries.com.